Exhibit 10.2

PROMISSORY NOTE

$7,500,000	August 29, 2008

Tulsa, Oklahoma

FOR VALUE RECEIVED, the undersigned, XETA TECHNOLOGIES, INC., an Oklahoma corporation (“Maker”), promises to pay to the order of BANK OF OKLAHOMA, N.A. (“Lender”), at its offices in Tulsa, Oklahoma, the principal sum of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) or, if less, the aggregate sum of advances made by Lender to Maker under the Revolving Credit and Term Loan Agreement dated October 1, 2003 (as amended, the “Credit Agreement”) between Maker and Lender, payable as follows (all capitalized terms used but not defined herein shall have the meanings given in the Credit Agreement):

a.                                       Principal.  Principal shall be payable on September 30, 2009 (“Maturity”).

b.                                      Interest.  Interest shall be payable on the first day of each month, commencing the 1st day of September, 2008, and at Maturity.  Interest shall accrue on the principal balance outstanding hereunder and on any past due interest hereunder at a rate at all times equal to the Note Rate (defined below).

“Note Rate” shall mean a rate at all times equal to the Adjusted Prime Rate or the Adjusted LIBOR Rate, as elected by Maker pursuant to a properly made Interest Rate Election (defined below); provided, that at the end of any applicable Interest Period (defined below), the Note Rate shall revert to the Adjusted Prime Rate unless a new Interest Rate Election has been properly made by Maker.  The Adjusted Prime Rate and the Adjusted LIBOR Rate shall be calculated, on any date of determination thereof, as follows:

Funded Debt to EBITDA	Adjusted LIBOR Rate	Adjusted Prime Rate
Greater than or equal to 2.50 to 1	LIBOR Rate plus 2.50%	Prime Rate minus .375%
Greater than or equal to 2.0 to 1 but less than 2.5 to 1	LIBOR Rate plus 2.00%	Prime Rate minus .375%
Greater than or equal to 1.50 to 1 but less than 2.0 to 1	LIBOR Rate plus 1.75%	Prime Rate minus .875%
Greater than or equal to 1.0 to 1 but less than 1.5 to 1	LIBOR Rate plus 1.50%	Prime Rate minus 1.125%
Less than 1.0 to 1	LIBOR Rate plus 1.25%	Prime Rate minus 1.125%

The Adjusted LIBOR Rate and Adjusted Prime Rate shall be recalculated on not less than a quarterly basis, on the date on which the Lender is in receipt of Maker’s most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended (“Pricing Date”).  The Note Rate shall be established based on the ratio of Funded Debt to Cash Flow for the most recently completed fiscal quarter and the Note Rate established on a Pricing Date shall remain in effect until the next Pricing Date.  If the Maker has not delivered its financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under the Credit Agreement, until such financial statements and audit report are delivered, the Note Rate shall be the Prime Rate minus three hundred seventy-five thousandths of one percent (0.375%).  If the Maker subsequently delivers such financial statements before the next Pricing Date, the Note Rate established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date.  In all other circumstances, the Note Rate established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Note Rate made by the Lender in accordance with the foregoing shall be conclusive and binding on the Maker and the Lender if reasonably determined.  Any change in the Note Rate resulting from a change in the Prime Rate shall be effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

“Funded Debt” (for purposes of this Note) shall mean all interest bearing debt.

“EBITDA” shall have the meaning given in the Credit Agreement.

“Interest Rate Election” means written notice from Maker to Lender no earlier than twenty (20) days and no later than five (5) days prior to the contemplated effective date, substantially in form and content as set forth on Exhibit “A” hereto, whereby Maker may elect from time to time that interest shall accrue hereunder at the Adjusted Prime Rate or the Adjusted LIBOR Rate.

“LIBOR Rate” means the London Interbank Offered Rate composite rate per annum for U.S. Dollars for the applicable Interest Period which appears on the LIBOR 01 page of the Reuters information service on the day the Interest Rate Election is received by Lender.  The LIBOR Rate shall remain fixed during the applicable Interest Period.

“Interest Period” shall mean a period of time equal to the lesser of: (i) at the election of the Maker, thirty (30), sixty (60), or ninety (90) days; or (ii) the number of days between the contemplated effective date specified by the Maker in the applicable Interest Rate Election and the maturity date hereunder.

“Prime Rate” means a rate which is subject to change from time to time based on changes in an index which is the BOKF National Prime Rate, described as the rate of interest set by BOK Financial Corporation, in its sole discretion, on a daily basis as published by BOK Financial Corporation (“BOKF”) from time to time (the “Index”).  The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion.  If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower.  Lender will tell Borrower the current index rate upon Borrower’s request.  The interest rate change will not occur more often than each day.  Borrower understands that Lender may make loans based on other rates as well.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.  Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following:  (A) increase Borrower’s payments to ensure Borrower’s loan will pay off by its original final maturity date, (B) increase Borrower’s payments to cover accruing interest, (C) increase the number of Borrower’s payments, and (D) continue Borrower’s payments at the same amount and increase Borrower’s final payment.

If any payment shall be due on a Saturday or Sunday or upon any other day on which state or national banks in the State of Oklahoma are closed for business by virtue of a legal holiday for such banks, such payment shall be due and payable on the next succeeding banking day and interest shall accrue to such day.  All interest due hereon shall be computed on the actual number of days elapsed (365 or 366) based upon a 360-day year.

All payments under this Note shall be made in legal tender of the United States of America or in other immediately available funds at Lender’s office described above, and no credit shall be given for any payment received by check, draft or other instrument or item until such time as the holder hereof shall have received credit therefor from the holder’s collecting agent or, in the event no collecting agent is used, from the bank or other financial institution upon which said check, draft or other instrument or item is drawn.

From time to time the maturity date of this Note may be extended or this Note may be renewed, in whole or in part, or a new note of different form may be substituted for this Note and/or the rate of interest may be changed, or changes may be made in consideration of loan extensions, and the holder, from time to time, may waive or surrender, either in whole or in part, any rights, guarantees, security interests or liens given for the benefit of the holder in connection herewith; but no such occurrences shall in any manner affect, limit, modify or otherwise impair any rights, guarantees or security of the holder not specifically waived, released or surrendered in writing, nor shall any maker, guarantor, endorser or any person who is or might be liable hereon, either primarily or contingently, be released from such liability by reason of the occurrence of any such event.  The holder hereof, from time to time, shall have the unlimited right to release any person who might be liable hereon; and such release shall not affect or discharge the liability of any other person who is or might be liable hereon.

If any payment required by this Note to be made is not made when due, or if any default occurs under any loan agreement or under the provisions of any mortgage, security agreement, assignment, pledge or other document or agreement which provides security for the indebtedness evidenced by this Note, the holder hereof may, at its option, without notice or demand, declare this Note in default and all indebtedness due and owing hereunder immediately due and payable.  Interest from the date of default on such principal balance and on any past due interest hereunder shall accrue at the rate of five percent (5%) per annum above the nondefault interest rate accruing hereunder.  The Maker and any endorsers, guarantors and sureties hereby severally waive protest, presentment, demand, and notice of protest and nonpayment in case this Note or any payment due hereunder is not paid when due; and they agree to any renewal, extension, acceleration, postponement of the time of payment, substitution, exchange or release of collateral and to the release of any party or person primarily or contingently liable without prejudice to the holder and without notice to the Maker or any endorser, guarantor or surety.  Maker and any guarantor, endorser, surety or any other person who is or may become liable hereon will, on demand, pay all costs of collection, including reasonable attorney fees of the holder hereof in attempting to enforce payment of this Note and reasonable attorney fees for defending the validity of any document securing this Note as a valid first and prior lien.

Upon the occurrence of any default hereunder, Lender shall have the right, immediately and without further action by it, to set off against this Note all money owed by Lender in any capacity to the Maker or any guarantor, endorser or other person who is or might be liable for payment hereof, whether or not due, and also to set off against all other liabilities of Maker to Lender all money owed by Lender in any capacity to Maker; and Lender shall be deemed to have exercised such right of setoff and to have made a charge against such money immediately upon the occurrence of such default even though such charge is made or entered into the books of Lender subsequently thereto.

The holder of this Note may collect a late charge not to exceed an amount equal to five percent (5%) of the amount of any payment which is not paid within ten (10) days from the due date thereof, for the purposes of covering the extra expenses involved in handling delinquent payments.  This late charge provision shall not be applicable in the event the holder hereof, at its option, elects to receive interest at the increased rate as provided hereunder in the event of default.

This Note is given for an actual loan of money for business purposes and not for personal, agricultural or residential purposes, and is executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the laws of the State of Oklahoma.

This Note constitutes an extension and renewal of and replacement for the $7,500,000 Revolving Line Note dated September 5, 2007, from Maker to Lender.

XETA TECHNOLOGIES, INC.

By	/s/ Robert B. Wagner
Robert B. Wagner, Chief Financial Officer

EXHIBIT “A”

(Interest Rate Election Notice)

Bank of Oklahoma, N.A.

P. O. Box 2300

Tulsa, Oklahoma   74192-2300

Attn:   David Lamb, Senior Vice President

Re:                               Revolving Credit and Term Loan Agreement (“Loan Agreement”) dated October 1, 2003, between XETA TECHNOLOGIES, INC. (“Borrower”) and BANK OF OKLAHOMA, N.A. – Interest Rate Election

Ladies and Gentlemen:

Please be advised that no Initial Default or Matured Default exists under the Loan Agreement, and the Borrower hereby provides the following interest rate election:

A.                                   Revolving Line.  (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period)

B.                                     Term Loan.  (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period)

C.                                     Real Estate Loan.  (Insert applicable information as to the (i) Adjusted Prime Rate or (ii) Adjusted LIBOR Rate, including requested interest rate period)

“Borrower”

XETA TECHNOLOGIES, INC., an Oklahoma corporation

By
Robert B. Wagner, Chief Financial Officer

Date Received by Bank of Oklahoma: